Free Writing Prospectus

Filed Pursuant to Rule 433

Dated September 25, 2015

Registration Statement No. 333-199204-04

NEW ISSUE:	$425 mm California Republic Bank (CRART) 2015-3 Prime Auto

SOLE BOOKRUNNER:	CREDIT SUISSE	PUBLIC/SEC REGISTERED

CLS	$AMT-MM	WAL	S&P	DBRS	P.WIN	L.FIN	BNCH	SPD	YLD%	CPN%	$PX
A-1	64.900	0.23	A-1+(sf)	R-1(high)(sf)	1-6	10/17/2016	IntL		0.440	0.44000	100.00000
A-2	113.000	0.95	AAA(sf)	AAA(sf)	6-18	07/16/2018	EDSF	+65	1.152	1.14	99.99125
A-3	107.000	2.00	AAA(sf)	AAA(sf)	18-32	11/15/2019	IntS	+83	1.628	1.62	99.99509
A-4	106.730	3.34	AAA(sf)	AAA(sf)	32-51	05/17/2021	IntS	+100	2.141	2.13	99.99517
B	22.530	4.21	A(sf)	A(sf)	51-51	09/15/2021	IntS	+138	2.718	2.70	99.98919
C	10.840	4.21	BBB(sf)	BBB(sf)	51-51	06/15/2022	IntS	+245	3.788	3.75	99.96729

EXPECTED SETTLE	September 30, 2015
FIRST PMT DATE	October 15, 2015
PRICING SPEED	1.30% ABS TO 10% CALL
REGISTRATION	PUBLIC/SEC REGISTERED
ERISA ELIGIBLE	YES
MIN DENOMS	$1,000 X $1,000
BLOOMBERG TICKER	CRART 2015-3
BILL & DELIVER	CREDIT SUISSE

The depositor has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor or the issuing entity have filed with the SEC for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, the underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you request it by calling toll free 1-800-221-1037. The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus, if any, relating to these securities prior to the time of your commitment to purchase.